CANTERBURY INFORMATION TECHNOLOGY, INC. -- 10K 1997

                                  EXHIBIT

                            LIST OF SUBSIDIARIES
                OF CANTERBURY INFORMATION TECHNOLOGY, INC.


Canterbury Career Schools, Inc. (inactive)
Canterbury Career Schools of Sacramento, Inc. (inactive)
Canterbury Career Schools of Pittsburgh, Inc. (inactive)
Canterbury Management Group, Inc.
Scholastic Partners, Inc. (inactive)
Star Label Products, Inc. (shell)
Clark Training Corp. (inactive)
MSI/Canterbury Corp.
Empire Career Center, Inc. (inactive)
Canterbury Career Schools of Lauderdale (inactive)
CALC/Canterbury Corp.
Prosoft/Canterbury Corp.
Nevada Training Corp. (inactive)
Vocational Education Corp. d/b/a American Trucking Academy (inactive) ATM/Canterbury Corp.